                             DISTRIBUTION AGREEMENT

     This Distribution Agreement is entered into as of July 17, 1995 by and among Peter Kiewit Sons', Inc., a Delaware corporation ("PKS"), Kiewit Diversified Group Inc., a Delaware corporation ("KDG"), and MFS Communications Company, Inc., a Delaware corporation ("MFS", and together with PKS and KDG, the "Parties").

                              PRELIMINARY STATEMENT

     WHEREAS, the Board of Directors of KDG has preliminarily authorized the transfer and assignment by KDG, as a dividend, to PKS of all of the capital stock of MFS held by KDG (the "KDG Dividend");

     WHEREAS, the Board of Directors of PKS has preliminarily authorized the transfer and assignment by PKS, as a dividend, to the holders of the Class D Stock of PKS of all of the capital stock of MFS held by PKS after the KDG Dividend (the "Distribution");

     WHEREAS, PKS has submitted a request for a ruling (as amended and supplemented to date, the "Ruling Request") from the Internal Revenue Service (the "Service") to the effect that each of the KDG Dividend and the Distribution will be a tax-free distribution within the meaning of Section 355 of the Internal Revenue Code (the "Code");

     WHEREAS, MFS has received a copy of the Ruling Request and is aware of all information disclosed and representations made therein;

     WHEREAS, PKS has received the rulings requested in the Ruling Request; and

     WHEREAS, the Parties have determined that it is desirable to set forth certain transactions required to make the KDG Dividend and the Distribution and certain agreements that will govern their relationships following the Distribution.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.01 GENERAL. Terms used but not elsewhere defined in this Agreement shall have the following meanings:

     BOARD: the board of directors of PKS.

     CLASS D STOCK: the Class D Diversified Group Convertible Exchangeable Common Stock of PKS, par value $.0625 per share.

     CONTINUING AGREEMENTS: any agreement in effect as of the date hereof between or among one or more members of the PKS Group, on one hand, and one or more members of the MFS Group, on the other hand, other than the Agreements set forth at Schedule I.

     DISTRIBUTION DATE: the date, to be determined by the Board (or, if so authorized, the Executive Committee), as of which the dividend with respect to the Distribution shall be paid, through the transfer and assignment by PKS of the MFS Common Stock and the MFS Preferred Stock held by PKS to the holders of Class D Stock.

     EXECUTIVE COMMITTEE:  the Executive Committee of the Board.

     GROUP: either the MFS Group or the PKS Group.

     INFORMATION: all records, books, contracts, instruments, computer data and other data and information.

     INSURANCE ADMINISTRATION: with respect to each PKS Policy, (i) the processing of claims made under the PKS Policy, including the reporting of claims to the insurance carrier, management and defense of claims and providing for appropriate releases upon settlement of claims, (ii) the accounting for premiums (including retrospectively-rated premiums), defense costs, indemnity payments, deductibles and retentions as appropriate under the terms and conditions of each of the PKS Policies, (iii) the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence or aggregate limits of any PKS Policy to be exceeded and (iv) the distribution of Insurance Proceeds as contemplated by this Agreement.

     INSURANCE PROCEEDS: those monies received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

     MFS CLAIM: any claim by or against any MFS Individual or any member of the MFS Group with respect to any injury, loss, liability, damage or expense that arose or may have arisen out of one or more occurrences or events that are or may be insured or insurable under one or more of the PKS Policies; provided, however, that any claim subject to the Indemnification Agreement dated as of May 26, 1993 by and between KDG and MFS shall not be considered an MFS Claim.

     MFS COMMON STOCK:  the common stock of MFS, $.01 par value.

     MFS GROUP: MFS and all of the Subsidiaries of MFS.

     MFS INDIVIDUAL: any individual who is, or at any time was, a director, officer or employee of any member of the MFS Group, but in each case only in such individual's capacity as a director, officer or employee of a member of the MFS Group, and not in any other capacity of such individual.

     MFS PLAN OF REORGANIZATION: a Plan of Reorganization to be adopted by MFS in order to implement certain corporate reorganizations of its subsidiaries described in the Ruling Request, in form and substance mutually satisfactory to MFS and PKS.

     MFS PREFERRED STOCK: the Series B Convertible Preferred Stock of MFS, $.01 par value, to be issued to KDG pursuant to the Securities Purchase Agreement.

     PERSON: an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

     PKS GROUP: PKS and its Subsidiaries other than the members of the MFS
Group.

     PKS PLAN OF REORGANIZATION: a Plan of Reorganization to be adopted by PKS to implement certain reorganizations of its subsidiaries described in the Ruling Request.

     PKS POLICIES: all insurance policies and insurance contracts of any kind, current and past, that are owned or maintained by the PKS Group, and under which any member of the MFS Group is a named insured.

     RECORD DATE: the date to be determined by the Board (or, if so authorized, the Executive Committee) as the record date for determining holders of Class D Stock entitled to receive the Distribution.

     REGISTRATION RIGHTS AGREEMENT: the Registration Rights Agreement by and between MFS and KDG dated as of May 26, 1993.

     REPRESENTATIVE: with respect to any Person, any of such Person's affiliates, directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

     SECURITIES PURCHASE AGREEMENT: the Securities Purchase Agreement dated as of the date hereof by and between MFS and KDG.

     SUBSIDIARY: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board or similar governing body.


                                   ARTICLE II
                           CERTAIN TRANSACTIONS BEFORE
                                THE DISTRIBUTION


     2.01 MFS PLAN OF REORGANIZATION. Promptly after receipt of the notice contemplated by Section 3.01, MFS shall adopt the MFS Plan of Reorganization. Not later than the calendar day before the Distribution Date, MFS shall consummate the transactions contemplated by the MFS Plan of Reorganization.

     2.02 PKS PLAN OF REORGANIZATION. Promptly after delivery of the notice contemplated by Section 3.01, PKS shall adopt the PKS Plan of Reorganization. Not later than the calendar day before the Distribution Date, PKS shall consummate the transactions contemplated by the PKS Plan of Reorganization.

     2.03 PURCHASE OF MFS PREFERRED STOCK. Subject to the satisfaction of the conditions set forth in the Securities Purchase Agreement, KDG shall purchase the MFS Preferred Stock from MFS, and MFS shall sell the MFS Preferred Stock to PKS, not later than the calendar day before the Distribution Date.

     2.04 KDG DIVIDEND. On the Distribution Date, but before the (i) the purchase of MFS Common Stock contemplated by Section 2.05 and (ii) the Distribution, KDG shall make the KDG Dividend.

     2.05 PURCHASE OF MFS COMMON STOCK. On the Distribution Date, after the KDG Dividend but before the Distribution, PKS will contribute $ 1 million in cash to MFS in exchange for 28,986 shares of MFS Common Stock.

                                   ARTICLE III

                                THE DISTRIBUTION

     3.01 RECORD DATE AND DISTRIBUTION DATE. The Board (or, if so authorized, the Executive Committee), in its sole discretion, may establish the Record Date, the Distribution Date and any appropriate procedures in connection with the Distribution. PKS will provide MFS notice of the proposed Record Date and the proposed Distribution Date promptly after they are established.

     3.02 DISTRIBUTION. PKS shall transfer and assign, as of the Distribution Date, the MFS Common Stock and MFS Preferred Stock held by PKS (after consummation of the transactions contemplated by Sections 2.04 and 2.05) to the holders of the Class D Stock as of the Record Date.

     3.03 SHARE CERTIFICATES.    On or before the Distribution Date, (i)  KDG
shall deliver to MFS share certificates representing all of the shares of MFS Common Stock and MFS Preferred Stock held by KDG, together with a duly executed blanket stock power or other appropriate instrument of transfer to effect the transfer of all such shares to PKS, and (ii) PKS shall deliver to MFS a blanket stock power or other appropriate instrument of transfer to effect a transfer of the MFS Common Stock and the MFS Preferred Stock to the holders of Class D Stock. In connection therewith, PKS also shall deliver to MFS a list of (i) all transferrees in connection with the Distribution, (ii) the number of share certificates of MFS Common Stock and MFS Preferred Stock to be issued to each transferee and (iii) the number of shares of MFS Common Stock and MFS Preferred Stock to be allocated to each such certificate. As soon as practicable after the Distribution Date, MFS shall provide to PKS all such certificates for shares of MFS Common Stock and MFS Preferred Stock, and any other information reasonably requested by PKS to effect the Distribution.

     3.04 RECORDATION OF TRANSFER. MFS shall cause the transfers of MFS Common Stock and MFS Preferred Stock from KDG to PKS and from PKS to the holders of Class D Stock as described in Sections 2.04 and 3.02 to be recorded on MFS's stock transfer books as of the Distribution Date.

     3.05 RIGHT TO ABANDON DISTRIBUTION. Notwithstanding any provision hereof, this Agreement may be terminated and the Distribution may be abandoned at any time prior to the Distribution Date by and in the sole discretion of PKS without the approval of any other Party. In the event of such a termination, the Securities Purchase Agreement shall terminate and no Party shall have any liability to any Person by reason of this Agreement or the Securities Purchase Agreement.


                                   ARTICLE IV
                          CERTAIN ADDITIONAL COVENANTS
                               AND REPRESENTATIONS

     4.01 FURTHER ASSURANCES. In addition to the actions specifically provided for elsewhere in this Agreement, MFS shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably requested by PKS to consummate and make effective the Distribution.

     4.02 MFS CAPITAL STOCK.   (a) Exhibit A sets forth, as of May 31, 1995, (i)
the total number of shares of MFS Common Stock outstanding, (ii) the total number of shares of MFS Common Stock issuable upon exercise of all outstanding options, rights and warrants for the purchase of MFS Common Stock (calculated without regard to vesting or other similar requirements), (iii) the total number of shares of MFS Common Stock issuable upon conversion of all outstanding MFS Series A Convertible Preferred Stock (assuming for this purpose that the Distribution is effected prior to January 1, 1997) and (iv) the total number of shares of MFS Series A Convertible Preferred Stock outstanding. Except as set forth in Exhibit A and except for this Agreement and the Securities Purchase Agreement, there are no agreements or commitments on the part of MFS to issue any MFS Common Stock or any other class of capital stock having the right to vote in the election of directors or any options, rights or warrants for the purchase of or securities convertible into MFS Common Stock or such other capital stock of MFS.

     (b) MFS has not issued, and will not issue prior to the Distribution Date, MFS Common Stock, options, warrants, rights or other securities exercisable for or convertible into MFS Common Stock, or any other capital stock, if either (i) the sum of the number of the outstanding shares of MFS Common Stock and the number of shares of MFS Common Stock issuable upon the exercise or conversion of such options, warrants, rights or other securities (assuming for this purpose that the Distribution is effected prior to January 1, 1997 and calculated without regard to vesting or other similar requirements), would exceed 82,250,000, or (ii) any such issuance would result, in the reasonable judgment of PKS, in PKS holding, immediately prior to the Distribution, less than 80% control of MFS (as determined under Sections 355 and 368(c) of the Code).

     4.03 TERMINATED AGREEMENTS. As of the Distribution Date, all of the agreements listed at Schedule I shall terminate and have no further force or effect.

     4.04 CONTINUING AGREEMENTS. Neither this Agreement nor the Distribution shall modify, amend or otherwise affect the Continuing Agreements. If there is a conflict between this Agreement and a Continuing Agreement, the Continuing Agreement shall control.

     4.05 REGISTRATION RIGHTS AGREEMENT. MFS agrees to register under the Securities Act of 1933, as amended, the MFS Common Stock and the MFS Preferred Stock to be distributed in connection with the Distribution on the terms and subject to the conditions set forth in the Registration Rights Agreement.

     4.06 AFFILIATE REGISTRATION RIGHTS. MFS agrees to enter into a registration rights agreement with Walter Scott, Jr. and William Grewcock, in form and substance mutually acceptable to MFS and PKS, not later than the date of the Distribution.

     4.07 REPRESENTATION. PKS hereby represents to MFS that PKS has no present intention to engage, directly or indirectly, in the provision of telecommunications services to businesses or government users, except as presently permitted under the Noncompetition Agreement dated as of May 26, 1993 by and between PKS and MFS.

     4.08 FORM 8-A FILING. Promptly after the Distribution, MFS will register the MFS Preferred Stock on Form 8-A pursuant to Section 12(g) of the Securities Exchange Act.


                                    ARTICLE V
                              ACCESS TO INFORMATION

     5.01 ACCESS TO INFORMATION. After the Distribution Date, each of PKS and MFS shall afford to the other and to the other's Representatives reasonable access and duplicating rights during normal business hours to all Information within such Party's possession relating to such other Party's businesses, insofar as such access is reasonably requested by such other Party. Without limiting the foregoing, Information may be requested under this Section for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

     5.02 PRODUCTION OF WITNESSES. After the Distribution Date, each of PKS and MFS shall use reasonable efforts to make available to the other its Representatives as witnesses to the extent that any such Person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

     5.03 RETENTION OF RECORDS. Except as otherwise required by law or agreed in writing, or as otherwise provided in the Continuing Agreements, each of PKS and MFS shall retain, for a period of at least five years following the Distribution Date, all significant Information in such Party's possession or under its control relating to the business of the other Party and, after the expiration of such five year period, prior to destroying or disposing of any such Information, (a) the Party proposing to dispose of or destroy any such Information shall provide no less than 30 days' prior written notice to the other Party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other Party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other Party, the Party proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting Party.

     5.04 CONFIDENTIALITY. From and after the Distribution Date, each of PKS and MFS shall hold, and shall use its reasonable best efforts to cause its Representatives to hold, in strict confidence all Information concerning the other party obtained by it prior to the

Distribution Date or furnished to it by such other party pursuant to this Agreement or the Other Agreements, and shall not release or disclose such Information to any other Person, except its Representatives, who shall be bound by the provisions of this Section; provided, however, that PKS and MFS may disclose such Information to the extent that (a) disclosure in the opinion of such Party's counsel, is required or advisable under applicable law (including the federal securities laws), or (b) such Party can show that such Information was (i) available to such Party on a nonconfidential basis prior to its disclosure by the other Party, (ii) in the public domain through no fault of such Party or (iii) lawfully acquired by such party from other sources after the time that it was furnished to such party pursuant to this Agreement or the Other Agreements. Notwithstanding the foregoing, each of PKS and MFS shall be deemed to have satisfied its obligations under this Section with respect to any Information if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

                                   ARTICLE VI
                                    INSURANCE

     6.01 INSURANCE POLICIES. Notwithstanding any other provision hereof, MFS shall retain any and all rights of an insured party under each of the PKS Policies, including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all MFS Claims. PKS, however, shall have no duty to maintain any PKS Policy in force.

     6.02 ADMINISTRATION AND RESERVES. Notwithstanding any other provision hereof, from and after the Distribution Date, (i) MFS shall be responsible for Insurance Administration with respect to any MFS Claims, and (ii) MFS shall be entitled to the benefit of any reserves held by any insurance carrier with respect to any MFS Claims.

     6.03 INSURANCE PREMIUMS. MFS shall pay its allocable share of premiums under the PKS Policies, including any retrospectively-rated premiums arising out of the MFS Claims. PKS shall have the right but not the obligation to pay premiums (retrospectively-rated or otherwise) under the PKS Policies with respect to MFS Claims to the extent that MFS does not pay such premiums, whereupon MFS shall forthwith reimburse PKS for any premiums paid by PKS with respect to MFS Claims.

     6.04 ALLOCATION OF INSURANCE PROCEEDS. MFS shall be entitled to the benefit of all Insurance Proceeds received under the PKS Policies with respect to the MFS Claims.

     6.05 REIMBURSEMENT OF EXPENSES. MFS shall, upon request of PKS, reimburse PKS for the reasonable costs incurred by PKS, if any, in connection with administration of MFS Claims. MFS shall upon the request of PKS, reimburse the relevant insurer or the relevant third-party administrator, to the extent required under any Insurance Policy or third-party administration contract with respect to any and all MFS Claims which are paid, settled, adjusted, defended and/or otherwise handled by such insurer or third-party administrator pursuant to the terms and conditions of such Insurance Policy or third-party administration contract.

     6.06 ASSISTANCE, WAIVER OF CONFLICT AND SHARED DEFENSE. MFS agrees to provide reasonable assistance to PKS as regards any dispute with any third party (including insurers or third-party administrators) as to any matter related to the PKS Policies or third party administration contract.

     6.07 EXCEPTION. Nothing in this Article VII shall be deemed to constitute (or to reflect) the assignment of any of the PKS Policies to MFS.


                                   ARTICLE VII
                                  MISCELLANEOUS

     7.01 COMPLETE AGREEMENT. This Agreement, the Exhibits and Schedule hereto and the agreements and other documents referred to herein shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

     7.02 EXPENSES. Except as otherwise provided in this Agreement or the Registration Rights Agreement, all costs and expenses of any Party hereto in connection with the preparation, execution, delivery and implementation of this Agreement and with the consummation of the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, with any costs and expenses that cannot be allocated on the foregoing basis to be divided equally among the Parties.

     7.03 SURVIVAL OF AGREEMENTS. All covenants and agreements of the Parties contained in this Agreement shall survive the Distribution.

     7.04 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

     7.05 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

               If to PKS or KDG:

               Vice President - Legal
               Peter Kiewit Sons', Inc.
               1000 Kiewit Plaza
               Omaha, NE  68131


               If to MFS:

               General Counsel
               MFS Communications Company, Inc.
               Suite 200
               3555 Farnam Street
               Omaha, NE  68131


     7.06 AMENDMENT AND MODIFICATIONS. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Parties.

     7.07 SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights,interest and obligations hereunder shall be assigned by any Party without the prior written consent of each of the other Parties (which consent shall not be unreasonably withheld). This Agreement is solely for the benefit of the Parties and their Subsidiaries and is not intended to confer upon any other Persons any rights or remedies hereunder.

     7.08 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.09 LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each Party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Parties shall be specifically enforceable.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

                              PETER KIEWIT SONS', INC.

                              By:
                                  ----------------------------------------------
                              Title:
                                     -------------------------------------------

                              KIEWIT DIVERSIFIED GROUP INC.

                              By:
                                  ----------------------------------------------
                              Title:
                                     -------------------------------------------

                              MFS COMMUNICATIONS COMPANY, INC.

                              By:
                                  ----------------------------------------------
                              Title:
                                     -------------------------------------------

                                                  EXHIBIT A TO
                                                  DISTRIBUTION AGREEMENT


As of May 31, 1995


(i)  MFS Common Stock:

(ii) MFS Common Stock issuable upon exercise of options, rights, and warrants:

(iii)MFS Common Stock issuable upon conversion of Series A Convertible Preferred Stock:

(iv) Series A Convertible Preferred Stock:

                                  SCHEDULE I TO
                             DISTRIBUTION AGREEMENT


     1. Administrative Services Agreement dated as of September 30, 1992 by and between PKS and MFS.

     2. Noncompetition Agreement dated as of May 26, 1993 by and between PKS and MFS.